Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS QUARTERLY RESULTS

Mt. Prospect, IL (July 29, 2004) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, today reported financial results for the second quarter of 2004.

ISCO reported consolidated net revenues of $843,000 and $1,265,000 for the three-month and six-month periods ending June 30, 2004, respectively, versus $336,000 and $1,571,000 during the comparable periods of 2003. The consolidated net loss was $1,287,000 and $3,245,000 for the three-month and six-month periods ending June 30, 2004, respectively, versus $2,113,000 and $5,264,000 during the same periods of 2003.

The improvement in net loss was due primarily to the reduction in legal expenses and to the operational efficiencies realized during the past several quarters, including the continuation of the Company’s outsourced manufacturing strategy. Legal expenses were roughly $1.5 million less during the first half of 2004, as opposed to the first half of 2003, due to the completion of the trial stage of the patent litigation with Superconductor Technologies, Inc. This proceeding is ongoing in the appellate court.

Commented Dr. Amr Abdelmonem, CEO of ISCO, “While the second quarter was better than the first, and better than the prior year comparable, conversion of quotes to orders remains one of our critical objectives. By aggressively expanding the depth and breadth of our portfolio of solutions we are positioning ISCO as a valuable ally to wireless operators. The market has responded as more customers have joined with us and we look to grow those relationships.

“One notable result has been the expansion of our RF² platform into the field of network equipment life cycle extension. As we mentioned in our July 27th press release, we have leveraged the technology in such a way as to provide substantial improvement to existing systems as operators struggle with the need to deploy more traffic on their existing networks. The marketplace today rarely has the luxury of upgrading all of its equipment at once. By offering solutions for both older and newer systems, ISCO can be a more comprehensive partner to wireless operators. We believe this is a significant issue on operators’ minds currently and expect customers to begin to purchase and deploy this solution during the current (third) quarter.”

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

(Table Follows)

	Three Months Ended
	June 30, 2004	June 30, 2003
	UNAUDITED
Net sales	$843,000	$336,000
Costs and expenses:
Cost of sales	459,000	332,000
Research and development	207,000	234,000
Selling and marketing	250,000	226,000
General and administrative	1,084,000	1,371,000

Total costs and expenses	2,000,000	2,163,000

Operating loss	$(1,157,000)	$(1,827,000)

Other income (expense):
Interest income	1,000	1,000
Non-cash Interest expense	—	(215,000)
Other interest expense	(131,000)	(72,000)

Total other income (expense)	$(130,000)	$(286,000)

Net loss	$(1,287,000)	$(2,113,000)

Basic and diluted loss per common share	$(0.01)	$(0.02)

Weighted average number of common shares outstanding	160,428,000	147,975,000

	Six Months Ended
	June 30, 2004	June 30, 2003
	UNAUDITED
Net sales	$1,265,000	$1,571,000
Costs and expenses:
Cost of sales	767,000	962,000
Research and development	441,000	524,000
Selling and marketing	474,000	499,000
General and administrative	2,318,000	4,300,000

Total costs and expenses	4,000,000	6,285,000

Operating loss	$(2,735,000)	$(4,714,000)

Other income (expense):
Interest income	3,000	3,000
Non-cash Interest expense	(250,000)	(427,000)
Other interest expense	(263,000)	(126,000)

Total other income (expense)	$(510,000)	$(550,000)

Net loss	$(3,245,000)	$(5,264,000)

Basic and diluted loss per common share	$(0.02)	$(0.04)

Weighted average number of common shares outstanding	157,198,000	147,966,000

	(unaudited) June 30, 2004	(audited) December 31, 2003
Selected Balance Sheet Information:
Cash and equivalents	$302,000	$346,000
Working Capital excl. Debt	$468,000	$736,000
Total Assets	$16,491,000	$17,723,000
Debt, Long-term and Short-term	$5,000,000	$5,000,000
Stockholders’ Equity	$10,303,000	$10,943,000

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